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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                DECEMBER 14, 1998

                             SUMMIT PROPERTIES INC.
                             ----------------------

               (Exact name of registrant as specified in charter)

                                    MARYLAND
                 (State or Other Jurisdiction of Incorporation)

        1-12792                                           56-1857807
        -------                                           ----------
(Commission file number)                   (IRS employer identification number)


212 SOUTH TRYON STREET, SUITE 500, CHARLOTTE, NC                  28281
------------------------------------------------                  -----
    (Address of principal executive offices)                    (Zip code)


                                 (704) 334-9905
                                 --------------
              (Registrant's telephone number, including area code)






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         ITEM 5.  OTHER EVENTS

         On December 14, 1998 the Board of Directors of Summit Properties Inc. (the "Company") adopted a Shareholder Rights Agreement (the "Rights Agreement"). The following description of the terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is attached hereto as an exhibit and is incorporated herein by reference.

         Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company (the "Common Stock") to stockholders of record as of the close of business on December 15, 1998 (the "Record Date"). In addition, one Right will automatically attach to each share of Common Stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right entitles the registered holder thereof to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, at a cash exercise price of $45.00 per Unit, subject to adjustment.

         Initially, the Rights are not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being herein referred to as the "Distribution Date").

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 14, 2008 (the "Expiration Date"), unless previously redeemed or exchanged by the Company as described below.

         The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

         The Rights Agreement may be amended by the Board of Directors in its sole discretion until the time at which any person becomes an Acquiring Person. After such time the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time




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period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates). In addition, the Board of Directors may at any time prior to the time at which any person becomes an Acquiring Person amend the Rights Agreement to lower the threshold at which a person becomes an Acquiring Person to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Stock then owned by any person and (ii) 10%.

         Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of the Company, other consideration or for common stock of an acquiring company.

         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Exhibit 3.1 -  Articles Supplementary to the Amended and Restated
                        Articles of Incorporation of Summit Properties Inc., classifying and designating the Series A Junior Participating Cumulative Preferred Stock.

         Exhibit 4.1 -  Shareholder Rights Agreement, dated as of December 14,
                        1998, between Summit Properties Inc. and First Union National Bank, as Rights Agent.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SUMMIT PROPERTIES INC.


Date: December 14, 1998                      By:  /s/ William F. Paulsen
                                                -------------------------------
                                                Name: William F. Paulsen
                                                Title: Chief Executive Officer







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                                  EXHIBIT INDEX


EXHIBIT NO.                              DESCRIPTION

        3.1 Articles Supplementary to the Amended and Restated Articles of Incorporation of Summit Properties Inc., classifying and designating the Series A Junior Participating Cumulative Preferred Stock.

        4.1 Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and First Union National Bank, as Rights Agent.







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